Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 9, 2009 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which reports appear in the Urstadt Biddle Properties Inc.’s Annual Report on Form 10-K for the year ended October 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PKF
Certified Public Accountants
A Professional Corporation
New York, NY
February 11, 2009